As filed with the Securities and Exchange Commission on November 4, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EXTERRAN HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	74-3204509 (I.R.S. Employer Identification Number)
16666 Northchase Drive, Houston, Texas 77060
(Address of Principal Executive Offices, including Zip Code)

Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan
(Full title of the plan)
Donald C. Wayne
Senior Vice President, General Counsel and Secretary
16666 Northchase Drive, Houston, Texas
77060
(281) 836-7000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, $0.01 par value per share	1,000,000	$9.84	$9,840,000	$1,128

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock which become issuable under the antidilution provision of the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices reported on the New York Stock Exchange on October 31, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 have been omitted from the filing of this registration statement and will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by Exterran Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement:
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 24, 2011;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 5, 2011;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 4, 2011;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 4, 2011;

•	The Company’s Current Reports on Form 8-K filed with the SEC on February 25, 2011, March 4, 2011, March 10, 2011, May 24, 2011, June 13, 2011, July 14, 2011, August 4, 2011, August 16, 2011, September 9, 2011 and October 25, 2011; and

•	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Current Report on Form 8-K, filed with the SEC on August 20, 2007, including all amendments and reports filed for the purpose of updating that description.
     All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Set forth below is a description of certain provisions of (i) the Delaware General Corporation Law (the “DGCL”), (ii) the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), (iii) the Company’s Second Amended and Restated Bylaws, as amended (the “Bylaws”), (iv) indemnification agreements the Company has entered into with its directors and certain executive officers (the “Indemnification Agreements”) and (v) the Agreement and Plan of Merger, dated as of February 5, 2007, as amended (the “Merger Agreement”), among the Company, Hanover Compressor Company (“Hanover”), Universal Compression Holdings, Inc. (“Universal”), and certain of their subsidiaries. This description is intended as a summary only and is qualified in its entirety by reference to the DGCL, the Certificate of Incorporation, the Bylaws, the Indemnification Agreements and the Merger Agreement.
Delaware General Corporation Law
     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Certificate of Incorporation
     Article Eight of the Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article Eight of the Bylaws by the stockholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.
Bylaws
     The Bylaws provide that the Company will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding (whether or not an action by or in right of the Company), by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, the Company will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Company’s board of directors.
     This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), the Company will advance expenses only upon delivery to it of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.
     In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.
     The Bylaws further provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of the Company) by reason of the fact that the person is or was an employee (other than an officer) or agent of the Company, or, while serving as an employee (other than an officer) or agent of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Company’s Chief Executive Officer and at least one other of the following officers of the Company: the President, the Chief Financial Officer, or the General Counsel. The Company may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of the Company in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in his or her sole discretion.
     The rights and authority relating to indemnification conferred by the Bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from the Company may have or acquire.
Indemnification Agreements
     Under the Indemnification Agreements the Company has agreed to advance expenses to, and indemnify, each of its directors and executive officers to the fullest extent allowed under applicable law. Each Indemnification Agreement also establishes guidelines as to the defense and settlement of claims by the parties. The Indemnification Agreements do not expand the indemnification of the directors and officers beyond the maximum permitted by the DGCL.
     Notwithstanding the foregoing, the following are generally excluded from coverage under the Indemnification Agreements:
•	claims covered by any insurance or other indemnity provisions;

•	liability under Section 16(b) of the Securities Act; and

•	proceedings initiated by the putative indemnitee without prior approval of our board of directors (other than proceedings brought to enforce an indemnitee’s rights under his or her indemnification agreement).
     The Company also provides insurance pursuant to which its directors and officers will be indemnified or insured against liability or loss asserted against them in their capacities as directors or officers or arising out of that status. This insurance is subject to various deductibles and exclusions from coverage.

Merger Agreement
     Pursuant to the Merger Agreement, the Company has agreed that, for six years following the August 20, 2007 merger date, it will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the Merger Agreement, the individuals who at or prior to the merger date were officers and directors of Hanover, Universal or their respective subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the merger date. The Company also has agreed to honor all indemnification agreements, expense advancement and exculpation provisions with the individuals identified in the preceding sentence (including under Hanover’s or Universal’s certificates of incorporation or bylaws) in effect as of the date of the Merger Agreement, in accordance with the terms of those agreements or provisions.
     The Merger Agreement also provides that for a period of six years after the merger date, the Company will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the consummation of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous than the existing policies, provided that the Company will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to the date of the Merger Agreement, but in such case will purchase as much coverage as reasonably practicable for that amount.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

No.	Description
3.1	Restated Certificate of Incorporation of Exterran Holdings, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on August 20, 2007

3.2	Second Amended and Restated Bylaws of Exterran Holdings, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008

4.1*	Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 3, 2011.

EXTERRAN HOLDINGS, INC.
By:	/s/ J. Michael Anderson
	Name:	J. Michael Anderson
	Title:	Senior Vice President, Chief Financial Officer and Chief of Staff

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Michael Anderson, Kenneth R. Bickett and Donald C. Wayne and each of them severally as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2011.

Signature	Title

/s/ D. Bradley Childers D. Bradley Childers	Interim Chief Executive Officer (Principal Executive Officer)

/s/ J. Michael Anderson J. Michael Anderson	Senior Vice President, Chief Financial Officer and Chief of Staff (Principal Financial Officer)

/s/ Kenneth R. Bickett Kenneth R. Bickett	Vice President, Finance and Accounting (Principal Accounting Officer)

/s/ Uriel E. Dutton Uriel E. Dutton	Director

/s/ Gordon T. Hall Gordon T. Hall	Director

/s/ J.W.G. Honeybourne J.W.G. Honeybourne	Director

Signature	Title

/s/ Mark A. McCollum Mark A. McCollum	Director

/s/ William C. Pate William C. Pate	Director

/s/ Stephen M. Pazuk Stephen M. Pazuk	Director

/s/ Christopher T. Seaver Christopher T. Seaver	Director

/s/ Mark R. Sotir Mark R. Sotir	Director

INDEX TO EXHIBITS

No.	Description
3.1	Restated Certificate of Incorporation of Exterran Holdings, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on August 20, 2007

3.2	Second Amended and Restated Bylaws of Exterran Holdings, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008

4.1*	Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith.